Exhibit 99.1
THE GEO GROUP, INC. PRICES SENIOR UNSECURED NOTES DUE 2021 AT 6.625%
AND INCREASES SIZE OF OFFERING TO $300 MILLION
Boca Raton, Fla. — February 2, 2011 — The GEO Group (NYSE: GEO) (“GEO”) announced the pricing of its offering of senior unsecured notes due 2021 (the “Notes”). The Notes will be issued at a coupon rate and yield to maturity of 6.625%. The size of the offering was increased to $300,000,000 aggregate principal from the previously announced $250,000,000 aggregate principal. The sale of the Notes, which is subject to customary closing conditions, is expected to be completed on February 10, 2011.
GEO intends to use the net proceeds from this offering along with $150.0 million of borrowings under its Senior Credit Facility to finance GEO’s previously announced acquisition of B.I. Incorporated (“BI”), which is expected to close on February 10, 2011, and to pay related fees, costs, and expenses. Any remaining net proceeds are expected to be used to repay amounts outstanding under GEO’s Revolving Credit Facility (the “Revolver”). GEO expects to increase the borrowing capacity under its Senior Credit Facility by $250.0 million, comprised of a new $150.0 million Term Loan A-2 and $100 million in increased borrowing capacity under GEO’s Revolver, through an amendment that is expected to be completed on or before February 10, 2011.
The Notes are being offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are being offered outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and will not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.
This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
This press release includes forward-looking statements regarding GEO’s intention to issue the Notes and its intended use of the net proceeds. These forward-looking statements may be affected by risks and uncertainties in GEO’s business and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in GEO’s Securities and Exchange Commission filings, including GEO’s reports on Form 10-K and Form 10-Q filed with the Commission. GEO wishes to caution readers that certain important factors may have affected and could in the future affect GEO’s actual results and could cause GEO’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of GEO, including the risk that the offering of the Notes cannot be successfully completed. GEO undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.
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